EXHIBIT 99.2

Exactech 2011 Revenue Up 8% to $205M; Net Income

$8.8M, EPS $0.67; Q4 Net Income $1.8M, EPS $0.14

GAINESVILLE, Fla. – February 28, 2012 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, extremities, spine and biologic materials, announced today that revenue for 2011 increased 8% to $205.4 million from $190.5 million in 2010. Diluted earnings per share for the year was $0.67 based on net income of $8.8 million. This compares with net income of $10.5 million or $0.80 diluted EPS a year ago. Net income for 2011 and 2010 included pre-tax legal expenses and compliance costs of $4.5 million and $1.3 million, respectively, related to the Department of Justice (DOJ) inquiry and settlement. Excluding the impact of these expenses, 2011 net income was $11.7 million or $0.89 diluted EPS compared with $11.3 million or $0.86 diluted EPS in 2010.

2011 Full Year Highlights and Segment Performance

• Revenue for the year increased 8% to $205.4 million

• Knee implant revenue increased 5% to $80.1 million

• Extremity implant revenue increased 33% to $39.9 million

• Hip implant revenue increased 17% to $33.7 million

• Biologic & spine segment revenues decreased 13% to $24.3 million

• Other revenues increased less than 1% to $27.4 million

2011 Fourth Quarter Highlights and Segment Performance

• Total revenue for the quarter increased 2% to $53.1 million

• Knee implant revenue decreased 2% to $20.1 million

• Extremity implant revenue increased 29% to $11.0 million

• Hip implant revenue increased 13% to $9.3 million

• Biologic & spine segment revenues decreased 21% to $5.9 million

• Other revenues decreased 4% to $6.7 million

For the fourth quarter of 2011, revenue was $53.1 million, an increase of 2% over $51.8 million for the fourth quarter last year. Net income for the fourth quarter of 2011 was $1.8 million compared to $2.7 million for the same quarter of 2010. Diluted EPS was $0.14 for the fourth quarter of 2011 compared to $0.21 in the fourth quarter of 2010. Excluding legal and compliance costs of $0.9 million associated with the DOJ settlement, diluted EPS for the fourth quarter of 2011 was $0.18, compared with $0.5 million in DOJ related costs and $0.23 of adjusted diluted EPS for the fourth quarter of 2010. A reconciliation of the adjusted net income and adjusted diluted EPS is included at the end of the attached financial statements.

Exactech Chairman and CEO Bill Petty said, “Exactech once again outperformed our industry in revenue growth as we ended the year in a strong position for the future. We were particularly pleased

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EXACTECH INC.

with progress in several of our overseas markets as the investments we have made in the past few years have begun to produce good results.

“Strong surgeon acceptance in the early release of our new Logic knee system has made us optimistic about the future growth of our largest product segment. Our extremities segment continued to outpace market growth, providing a boost to our overall sales. We launched the shoulder fracture plate during the second quarter, adding a new catalyst to the segment. We had a strong year in hip sales due to significant contributions primarily from our direct operations in Spain and Japan. In the U.S., we launched a new Novation® Crown Cup® system featuring InteGrip™ porous metal technology and an advanced surgical technique for acetabular reconstruction.

“While revenue in our biologic and spine segment was below expectations, we introduced major new products that we anticipate will propel that segment to renewed growth. New products include the second quarter launch of our first spinal system that was developed fully in-house by Exactech, and the fourth quarter launch of our Gibralt® spinal system for posterior cervical fusion. During the fourth quarter we also began a multi-center clinical trial for a cartilage regeneration technology that has been in development for the past three years.

“Overall, we are looking forward to a good year in 2012 based on the quality of our new products, the reception we are getting from our surgeon customers and the robust growth of our international business,” Petty said.

Exactech President David Petty said, “During the fourth quarter International sales grew 11% to $19.1 million. U.S. sales decreased 2% to $34.0 million. International sales represented 36% and 33% of total sales for the fourth quarter in 2011 and 2010, respectively. For the full year 2011, U.S. sales increased 1% to $133.0 million, and international sales were up 24% to $72.4 million. International sales represented 35% and 31% of total sales for 2011 and 2010, respectively.

“The investments we have made in Spain and Japan are now producing returns further confirming that the strategic decisions we made about those markets several years ago have taken us in the right direction. Those two international markets along with several others are making important contributions to our global results and give us strong optimism for continued robust growth of Exactech.”

Exactech CFO Jody Phillips said, “Gross margin percentage for the year increased to 68.4% compared to 66.4% for 2010, primarily due to a larger percentage of our international business coming through our direct operations. Total operating expenses in 2011 were $126.7 million, up 17% from $108.1 million in the comparable period last year. The increase in operating expenses was primarily due to increased expenses incurred in our direct operations as well as increased compliance spending. Our resulting net income for 2011 was down to $8.8 million from $10.5 million in 2010. On a non-GAAP basis our 2011 net income increased 4% to $11.7 million. Our fourth quarter net income was lower than our expectations at $0.14 diluted EPS primarily due to lower U.S. sales mix, foreign currency exchange losses and lower profit in France due to challenging market conditions. We feel that these issues are manageable going forward and therefore we are confirming our previous 2012 guidance.”

Looking forward, Exactech confirmed its full year 2012 revenue guidance of $215—$223 million and diluted EPS of $0.88—$0.96 on a GAAP basis. For the first quarter 2012, the company confirmed that it anticipates revenues of $54—$57 million and diluted EPS of $0.22—$0.24 on a GAAP basis. The foregoing statements regarding targets for 2012 are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

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The company will hold a conference call with CEO Dr. William Petty and key members of the management team on Wednesday, February 29 at 10:00 a.m. Eastern. The call will cover fourth quarter and 2011 full year results. Dr. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial (877) 941-2068 any time after 9:50 a.m. Eastern on February 29. International and local callers should dial (480) 629-9712. A live webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://viavid.net/dce.aspx?sid=0000933C. This call will be archived for approximately 90 days.

The financial statements follow.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm.

To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts	Julie Marshall or Frank Hawkins
Jody Phillips	Hawk Associates
Chief Financial Officer	305-451-1888
352-377-1140	E-mail: exactech@hawkassociates.com

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2011 and 2010

(in thousands, except share and per share amounts)

	(unaudited)	(audited)
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,663	$3,935
Trade receivables, net of allowances of $3,186 and $2,751	45,856	39,796
Prepaid expenses and other assets, net	3,948	3,384
Income taxes receivable	171	1,544
Inventories, current	61,724	61,602
Deferred tax assets	2,869	2,278

Total current assets	119,231	112,539

PROPERTY AND EQUIPMENT:
Land	2,209	2,210
Machinery and equipment	30,164	27,155
Surgical instruments	77,105	60,077
Furniture and fixtures	3,753	3,583
Facilities	17,930	16,365
Projects in process	2,141	3,669

Total property and equipment	133,302	113,059
Accumulated depreciation	(56,061)	(44,377)

Net property and equipment	77,241	68,682

OTHER ASSETS:
Deferred financing and deposits, net	1,016	881
Non-current inventory	7,334	9,191
Product licenses and designs, net	11,380	11,812
Patents and trademarks, net	1,589	1,938
Customer relationships, net	1,545	2,003
Goodwill	13,276	12,947

Total other assets	36,140	38,772

TOTAL ASSETS	$232,612	$219,993

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,909	$15,855
Income taxes payable	4,210	—
Accrued expenses	8,957	8,847
Other current liabilities	344	296
Current portion of long-term debt	648	1,066

Total current liabilities	27,068	26,064

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,520	6,175
Line of credit	42,410	37,556
Long-term debt, net of current portion	3,507	4,153
Other long-term liabilities	780	629

Total long-term liabilities	50,217	48,513

Total liabilities	77,285	74,577

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value; 30,000,000 shares authorized, 13,153,442 and 13,028,024 shares issued and outstanding	132	130
Additional paid-in capital	60,565	57,735
Accumulated other comprehensive loss, net of tax	(4,272)	(2,525)
Retained earnings	98,902	90,076

Total shareholders’ equity	155,327	145,416

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$232,612	$219,993

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)
	Three Month Period Ended December 31,		Twelve Month Period Ended December 31,
	2011	2010	2011	2010
NET SALES	$53,068	$51,790	$205,397	$190,483

COST OF GOODS SOLD	16,691	16,151	64,847	63,961

Gross profit	36,377	35,639	140,550	126,522

OPERATING EXPENSES:
Sales and marketing	19,951	19,209	77,243	66,123
General and administrative	5,414	5,195	21,969	17,622
Research and development	3,342	3,567	13,059	13,631
Depreciation and amortization	3,813	3,125	14,455	10,744

Total operating expenses	32,520	31,096	126,726	108,120

INCOME FROM OPERATIONS	3,857	4,543	13,824	18,402

OTHER INCOME (EXPENSE):
Interest income	5	2	8	5
Interest expense	(304)	(183)	(1,125)	(641)
Other income (expense)	24	4	97	64
Foreign currency exchange (loss) gain	(339)	(278)	506	391

INCOME BEFORE PROVISION FOR INCOME TAXES	3,243	4,088	13,310	18,221

PROVISION FOR INCOME TAXES	1,421	1,379	4,484	7,756

NET INCOME	$1,822	$2,709	$8,826	$10,465

BASIC EARNINGS PER SHARE	$0.14	$0.21	$0.67	$0.81

DILUTED EARNINGS PER SHARE	$0.14	$0.21	$0.67	$0.80

SHARES – BASIC	13,142	12,950	13,098	12,897

SHARES – DILUTED	13,205	13,121	13,212	13,091

Adjusted net income to exclude the effect of DOJ related expenses:
Net Income	$1,822	$2,709	$8,826	$10,465
Adjustments for DOJ related expenses:
DOJ related expenses, pre-tax	852	489	4,544	1,284
Income tax benefit	315	189	1,658	483

	537	300	2,886	801

Adjusted net income—excluding DOJ related expense	$2,359	$3,009	$11,712	$11,266

Diluted earnings per share	$0.14	$0.21	$0.67	$0.80
Adjustment of DOJ related expenses, net	0.04	0.02	0.22	0.06

Adjusted diluted earnings per share	$0.18	$0.23	$0.89	$0.86

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EXACTECH INC.